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Exhibit 4.3

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
MICHAELS STORES, INC.

    Michaels Stores, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

    DOES HEREBY CERTIFY:

FIRST:	The name of the Corporation is Michaels Stores, Inc.
SECOND:
At a meeting of the Board of Directors of the Corporation held on July 23, 2001, resolutions were duly adopted by the Board of Directors of the Corporation effective July 26, 2001 setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate"), declaring the amendment to be advisable and directing that the amendment be considered at the 2001 Annual Meeting of Stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

      "RESOLVED, that Paragraphs Three and Four of Article Seven of the Certificate be amended and restated in their entirety to read as follows:

        Each director shall hold office for a term expiring at the next annual meeting of the stockholders of the Corporation and until his successor is duly elected and qualified or until the earlier of his resignation, death or removal.

        Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, will be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen will hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified or until the earlier of his resignation, death or removal. No decrease in the number of directors will shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders will be as provided in the terms of such series."

THIRD:	At the 2001 Annual Meeting of Stockholders of the Corporation, duly called and held on October 5, 2001, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.
FOURTH:	The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Mark V. Beasley, its Secretary, on this 5th day of October, 2001.

MICHAELS STORES, INC.
By:	/s/ MARK V. BEASLEY Mark V. Beasley, Secretary

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  Exhibit 4.3
CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF MICHAELS STORES, INC.